Exhibit 99.1

Gentherm Names Jennifer Zoldos as Chief Accounting Officer

NORTHVILLE, Mich., June 22, 2020 (GLOBE NEWSWIRE) – Gentherm (NASDAQ:THRM), a global market leader and developer of innovative thermal management technologies, today announced that Jennifer Zoldos will join the Company as its Chief Accounting Officer, effective June 22, 2020.

In this position, Zoldos will lead and direct all accounting and financial reporting activities globally within the Company including implementing global accounting policies, directing activities associated with public reporting of financial results and working closely with the Company’s Internal Audit team and independent registered public accounting firm. Zoldos will report to Matteo Anversa, Executive Vice President of Finance, Chief Financial Officer and Treasurer of Gentherm.

“I am pleased that Jennifer is joining Gentherm. She brings more than 20 years of experience in the automotive industry where she has demonstrated leadership in the accounting and financial reporting areas,” said Anversa. “Her ability to build relationships and drive change will be an asset as we pursue our operational and financial goals.”

Zoldos comes to Gentherm from Delphi Technologies where she served as the Vice President and Divisional Controller of the Powertrain and Aftermarket businesses.

Zoldos holds a Bachelor’s degree in Business Administration in Accounting from Wayne State University and Master’s degree in Business Administration from the University of Michigan.

Investor Contact

Yijing Brentano

investors@gentherm.com

248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 11,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.